Exhibit 10.6

June 19, 2024

SWK Funding LLC

c/o SWK Holdings Corporation

14755 Preston Road, Suite 105

Dallas, Texas 75254

Attention: Joe D. Staggs

Re: Alternative Royalty Payment

Dear Jody:

This letter agreement (this “Letter Agreement”) is entered into as of the date set forth above by and between Alimera Sciences, Inc., a Delaware corporation with its principal place of business at 6310 Town Square, Suite 400, Alpharetta, GA 30005 (“Alimera”), and SWK Funding LLC, a Delaware limited liability company (“SWK Funding”). Alimera and SWK Funding are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Reference is made to that certain Royalty Purchase Agreement, dated as of December 17, 2020 (as amended from time to time, the “Royalty Purchase Agreement”), by and among SWK Funding, on the one hand, and EyePoint Pharmaceuticals US, Inc. (f/k/a pSivida US. Inc.) (“EyePoint US”) and EyePoint Pharmaceuticals, Inc. (“EyePoint”), on the other hand. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed to them in the Royalty Purchase Agreement.

WHEREAS, EyePoint US and Alimera entered into that certain Second Amended and Restated Collaboration Agreement, dated as of July 10, 2017 (as amended from time to time, the “Collaboration Agreement”), pursuant to which, inter alia, EyePoint US granted Alimera certain rights and covenants to enable Alimera to develop, manufacture and commercialize certain products, including ILUVIEN® (“ILUVIEN”), as more fully set forth therein;

WHEREAS, SWK Funding, EyePoint US and EyePoint entered into the Royalty Purchase Agreement pursuant to which, inter alia, SWK Funding purchased from EyePoint US, and EyePoint US conveyed to SWK Funding, all rights, title and interests in and to the Purchased Receivables;

WHEREAS, the Purchased Receivables consist solely of the Royalties (as defined in the Collaboration Agreement) payable by Alimera to EyePoint US under the Collaboration Agreement (the “Purchased Receivables”);

WHEREAS, as of the date set forth above, Alimera has been making payments of Royalties (as defined in the Collaboration Agreement), and provided all reporting related thereto, directly to SWK Funding pursuant to a Notice and Acknowledgement, dated December 8, 2020, sent from EyePoint to Alimera, instructing the same;

WHEREAS, Eyepoint and Alimera entered into that certain Product Rights Agreement, dated as of May 17, 2023 (as amended from time to time, the “Product Rights Agreement”), pursuant to which, inter alia, Eyepoint granted Alimera certain rights and covenants to enable Alimera to develop, manufacture and commercialize YUTIQ® (“YUTIQ”), as more fully set forth therein; and

WHEREAS, SWK Funding and Alimera desire to enter into this Letter Agreement to, inter alia, agree to an alternative calculation of the royalties payable to SWK in lieu of the Purchased Receivables, all as more fully set forth herein;

NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.

Defined Terms. Except as otherwise expressly set forth in this Letter Agreement, the following terms shall have the respective meanings set forth below, irrespective of any similar term or definition set forth in the Royalty Purchase Agreement, Collaboration Agreement or Product Rights Agreement:

a.

“Acquiring Entity” means a Third Party that acquires a Party (and is therefore deemed to be an Affiliate of such Party) through a Change of Control, together with any Affiliates of such Third Party existing immediately prior to the consummation of the Change of Control. For clarity, an “Acquiring Entity” of a Party shall exclude (i) the Party and all of its Affiliates existing immediately prior to the consummation of the Change of Control, and (ii) any Person that becomes an Affiliate of such Third Party following the consummation of the Change of Control, and not as a result of the Change of Control.

b.	“Alternative Royalty” means a royalty payable by Alimera to SWK Funding, on a calendar quarter basis, in an amount equal to 3.125% of FAc Net Sales for such calendar quarter.

c.

“Change of Control” means, with respect to a Party, (i) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (ii) except in the case of a bona fide equity financing in which a Party issues new shares of its capital stock, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (iii) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets to which this Agreement relates. For clarity, the sale or other transfer to a Third Party all or substantially all of Alimera’s rights to FAc Products would constitute a Change of Control of Alimera.

d.	“FAc Net Sales” means, the aggregate Net Sales by Alimera or its Affiliates of all FAc Products.

e.

“FAc Product” means a drug delivery device owned or controlled by Alimera or any of its Affiliates that has a core within a polymer layer that delivers a corticosteroid by implantation, injection, or other direct delivery method to the posterior portion of the eye, excluding any such drug delivery device that is owned or controlled by, and the subject of ongoing material development or commercialization activities taken by or on behalf of, a previously unaffiliated Acquiring Entity or any of its Affiliates existing immediately prior to the consummation of a Change of Control of Alimera or any of its Affiliates. For clarity, (i) YUTIQ® 0.18mg, and (ii) ILUVIEN® 0.19 mg, are each a FAc Product.

f.

“Gross Revenues” means, for any period, on an accrual basis (i) for any arm’s length transaction in which FAc Products are sold separately by Alimera or its Affiliates to a Third Party, the gross invoice price for FAc Products in such transactions, and (ii) for all other transactions (i.e., other than those described in subsection (i)) in which FAc Products are sold, used or otherwise disposed of by Alimera or its Affiliates (including in barter or similar transactions, or transactions that are not at arm’s length to a Third Party, or transactions in which FAc Products are not sold separately, but not including the provision of FAc Products intended for use solely as samples, including, without limitation, as free clinical trial materials), the total imputed sales price for FAc Products in such transactions, using as the imputed sales price the weighted average gross invoice price for FAc Products under subsection (i) during the preceding calendar quarter for the applicable indication and country or, if there have been no Gross Revenues under subsection (i) in the preceding quarter, using a reasonable imputed price to be determined at the time by the Parties. For purposes of this definition, “sold separately” means sold, solely for monetary consideration, on a stand-alone basis (i.e., with a selling price independent of any other product) for not less than arm’s length value.

g.

“Net Sales” shall mean, with regard to a FAc Product, on an accrual basis, for any period, Gross Revenues less reasonable and customary deductions in accordance with GAAP applied on a consistent basis, however, as points of clarity, (i) the costs associated with administering any contractual and governmental rebates or co-pay assistance program shall be excluded as a deduction from Gross Revenues, and (ii) in all instances in which Alimera or its Affiliates invoices a Sublicensee or distributor separately for the fully burdened cost of a FAc Product (other than amounts specifically identified on such invoice, and invoiced at cost or less, for a FAc Product to be used as samples or for clinical trials), such amounts are to be included as a component of Gross Revenues and Net Sales upon which the Alternative Royalty is calculated.

h.

“Sublicensee” means any Third Party, including a co-promotion or co-marketing partner, to whom Alimera or any of its Affiliates grants a sublicense of the licenses and rights granted by EyePoint US or EyePoint under the Collaboration Agreement or the Product Rights Agreement, respectively, to sell or offer to sell a FAc Product.

i.	“Third Party” means any Person other than a Party or an Affiliate of such Party.

2.

Alternative Royalty Agreement. Upon the terms and subject to the conditions of this Agreement, with respect to sales of Products made in the second (2nd) calendar quarter of 2024 (i.e. commencing April 1, 2024) and continuing during the term of this Agreement, on a quarterly basis, Alimera agrees to pay SWK Funding the Alternative Royalty and SWK Funding agrees to accept such Alternative Royalty payment in lieu of such quarter’s Purchased Receivables payment which would otherwise have been payable pursuant to the Collaboration Agreement. On a quarterly basis, SWK Funding, upon receipt of the Alternative Royalty payment, will and does hereby release its right to the quarterly Purchased Receivables payment payable under the Collaboration Agreement.

3.	Additional Terms.

a.

Existing Agreements. The Parties agree that: (i) the Collaboration Agreement, Product Rights Agreement and Royalty Purchase Agreement (collectively, the “Existing Agreements”) are all in full force and effect. Except as explicitly set forth herein, this Letter Agreement shall not alter or affect the Existing Agreements or any provisions therein, (ii) all payments of the Alternative Royalty shall continue to be made in connection with and pursuant to the Collaboration Agreement and the license of intellectual property rights set forth therein, and (iii) the consideration for giving up the higher royalty rate of the Purchased Receivables for the lower royalty rate of the Alternative Royalty is the payment of such lower rate on a broader base of sale as defined as FAc Net Sales herein.

b.

Payment Terms. Alimera shall pay the Alternative Royalty within sixty (60) calendar days after the end of each calendar quarter. All payments shall be made in U.S. dollars. If any currency conversion is required in connection with the calculation of Net Sales, such conversion shall be made in accordance with GAAP.

c.

Reports; Records; Audits. SWK Funding shall continue to have all of the rights and obligations granted and assigned under the Collaboration Agreement as assigned to SWK Funding pursuant to the Royalty Purchase Agreement, including, but not limited to, the reporting, record-keeping and auditing provisions of the Collaboration Agreement; provided, however, that such reporting shall include the Alternative Royalty calculation and backup information.

4.	Alternative Royalty Buy-Out.

a.

Option Payment.  In the event that a Change of Control occurs with respect to Alimera during the Term, then at any time during the six (6) months following the effective date of such Change of Control (such period, the “Option Term”), Alimera (or its successor) may buy-out the Alternative Royalty payable or to be payable under this Letter Agreement by payment to SWK Funding of an amount equal to the greater of (i) $17,250,000 and (ii) 4.75 times the aggregate amount of the Alternative Royalty paid or payable pursuant to Section 2 of this Letter Agreement (x) over the most recently completed four (4) calendar quarters, or (y) if such Option is exercised prior to April 1, 2025, then 3.125% of the FAc Net Sales over the most recently completed four (4) calendar quarters (such greater amount of (i) and (ii), the “Option Payment”). Such Option Payment amount shall be paid to SWK Funding prior to the expiration of the Option Term. Any Alternative Royalty from completed calendar quarters that have not been paid prior to the payment of the Option Payment shall still remain due and payable and shall be paid concurrently with the Option Payment.

b.

Effect of Option Payment. Effective upon payment of the Option Payment: (i) Alimera shall have no further obligation to make, and SWK Funding shall have no further right to receive, any payments under this Letter Agreement or the Royalty Purchase Agreement; and (ii) SWK Funding shall and hereby does, effective upon payment of the Option Payment, assign to Alimera, and Alimera shall and hereby does assume from SWK Funding, the Royalty Purchase Agreement in its entirety.

5.	Representations, Warranties and Covenants.

a.

SWK Funding. SWK Funding represents and warrants that: (i) it has not been in material breach of, or material default under, the Royalty Purchase Agreement at any time during the term of the Royalty Purchase Agreement; (ii) it is not in material breach of, or material default under, the Royalty Purchase Agreement as of the date of this Letter Agreement; and (iii) it has not, at any time, received from EyePoint or EyePoint US any written notice alleging that SWK Funding is in breach of, or default under, the Royalty Purchase Agreement. SWK Funding hereby covenants that: (1) it shall not amend, modify or supplement the Royalty Purchase Agreement; (2) it shall not terminate the Royalty Purchase Agreement; and (3) it shall not enforce, or require or request that EyePoint or EyePoint US to enforce, any provision of the Collaboration Agreement or rights granted to SWK Funding under the Royalty Purchase Agreement to the extent related to the payment of the Purchased Royalties for which Alimera has paid the Alternative Royalty to SWK Funding.

b.

Alimera. Alimera represents and warrants that: (i) it has not been in material breach of, or material default under, the Collaboration Agreement or the Product Rights Agreement at any time during the term of the Royalty Purchase Agreement; (ii) it is not in material breach of, or material default under, the Collaboration Agreement or the Product Rights Agreement as of the date of this Letter Agreement; and (iii) it has not, at any time, received from EyePoint or EyePoint US any written notice alleging that Alimera is in breach of, or default under, the Collaboration Agreement or the Product Rights Agreement.

6.	Term; Survival.

a.

This Letter Agreement shall be effective as of the date set forth above and shall, unless earlier terminated upon mutual written agreement of the Parties, continue in full force and effect unless and until the earliest of (i) expiration or earlier termination of the Collaboration Agreement, (ii) expiration or earlier termination of the Royalty Purchase Agreement, (iii) the termination of this Letter Agreement by SWK Funding upon the material breach by Alimera of its obligation to make a required payment of the Alternative Royalty under Section 3(ii) of this Letter Agreement if Alimera does not cure such nonpayment within ten (10) business days after receiving written notice from SWK Funding of such material breach, and (iv) assignment of the Royalty Purchase Agreement in full from SWK Funding to Alimera following payment of the Option Payment pursuant to Section 4.

b.

Upon expiration or termination of this Letter Agreement, the following provisions shall survive: Articles 1, 7 and Section 2 (last sentence with respect to Purchased Receivables for the calendar quarter(s) SWK Funding previously received Alternative Royalty payments), Section 4(b) (upon termination under Section 6(a)(iv)), and this Section 6(b).

7.	Miscellaneous.

a.

Confidentiality. Neither Party may disclose this Letter Agreement, the substance contained herein or its existence to any person or entity (including EyePoint, EyePoint US, their Affiliates and their respective officers, directors, employees, consultants and agents) without the other Party’s prior written consent except (i) as required by applicable laws and/or regulations, and/or (ii) to its advisors, current and prospective investors, lenders, underwriters, and/or acquirers, in each case under a commercially reasonable obligation of confidentiality. Notwithstanding the above, the Parties recognize that each of the Parties are subject to public company reporting requirements.

b.	Further Assurances. Each Party shall, as and when requested by the other Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

c.

Headings. The captions to the Sections and subsections hereof are not a part of this Letter Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

d.

Notices. Except where expressly provided otherwise in this Letter Agreement, whenever it is provided in this Letter Agreement that notice, demand, request, consent or other communication shall be given to or served upon any Party by the other Party, any such notice demand, request, consent or other communication shall be in writing and personally delivered, sent by certified or registered mail, return receipt requested, by overnight delivery service with confirmation of delivery or by electronic (notices and other communications sent to an e-mail address shall also be sent by overnight delivery service or personal delivery) to the following address or addresses, or such other address or addresses as may be designated from time to time by a Party in accordance with this Section 8(d):

If to Alimera:	Alimera Sciences, Inc. 6310 Town Square, Suite 400 Alpharetta, GA 30005 Attention: General Counsel Email: Chris.Visick@alimerasciences.com
With a copy to:	DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078 Attention: Andrew P. Gilbert Email: andrew.gilbert@us.dlapiper.com
If to Purchaser:	SWK Funding LLC c/o SWK Holdings Corporation 5956 Sherry Lane, Suite 650 Dallas, Texas 75225 Attn: Joe D. Staggs jstaggs@swkhold.com
With a copy to:	Holland & Knight LLP 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attn: Ryan Magee and Paul Smith ryan.magee@hklaw.com and paul.smith@hklaw.com

Notice in each of the above cases shall be deemed effective for all purposes (i) upon hand delivery if hand delivered, (ii) three (3) business days after posting in the United States Mail if sent by certified mail, or (iii) on the day of confirmed delivery by overnight delivery service, facsimile or email (return receipt requested).

e.

Expenses. All fees, costs and expenses (including any legal fees) incurred by the Parties in connection with the preparation and negotiation of, and entry into, this Letter Agreement and to consummate the transactions contemplated hereby shall be paid by the Party incurring such expenses.

f.

Assignment. Neither this Letter Agreement nor any of a Party’s rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by operation of law or otherwise by a Party without the prior written consent of the other Party, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that (i) Alimera may, without the prior written consent of SWK Funding, assign this Letter Agreement to any person or entity to which Alimera assigns, and such person or entity assumes, the Collaboration Agreement, and (ii) SWK Funding may, without the prior written consent of Alimera, assign this Letter Agreement to (A) any person or entity to which SWK Funding assigns, and such person or entity assumes, the Royalty Purchase Agreement, or (B) any lender as collateral for a loan provided that the Royalty Purchase Agreement is also collateral for such loan to such lender.

g.

Successors and Assigns. This Letter Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and, subject to the provisions of Section 7(f), their respective successors and assigns.

h.	Amendment and Waiver.

i.	This Letter Agreement may be amended, modified or supplemented, or any provision hereof waived, only in a writing signed by Alimera and SWK Funding.

ii.

No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Letter Agreement.

i.

Entire Agreement. This Letter Agreement, together with the Collaboration Agreement and Royalty Purchase Agreement (as necessary to give effect to any of the terms of this Letter Agreement), sets forth the entire agreement and understanding between the Parties as to the subject matter hereof. All express or implied agreements, arrangements, representations and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Letter Agreement.

j.	Independent Contractors. The Parties recognize and agree that each is operating as an independent contractor and not as a partner, joint venturer, agent or fiduciary of the other.

k.

No Third Party Beneficiaries. This Letter Agreement is for the sole benefit of Alimera and SWK Funding and, subject to Section 7(f), their successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

l.

Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

m.

Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York, and (ii) the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Letter Agreement or any transaction contemplated hereby. Each Party agrees to commence any action, suit or other proceeding relating hereto in the courts of United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York located in New York County. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of this Letter Agreement and the transactions contemplated hereby in (A) the United States District Court for the Southern District of New York, or (B) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Letter Agreement and the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts. EACH OF ALIMERA AND SWK FUNDING HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

n.

Equitable Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Letter Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Letter Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

o.

Other Damages. In the event of the breach by either Party of this Letter Agreement, the non-breaching Party shall be entitled to seek monetary damages. Nothing in this Letter Agreement shall affect either Party’s right to seek damages under the Collaboration Agreement, provided that SWK Funding shall not be entitled to seek damages (i) to the extent related to the Purchased Royalties for which Alimera has paid the Alternative Royalty to SWK Funding pursuant to this Letter Agreement or (ii) in the event that Alimera has made payment of the Option Payment.

p.

Severability. If any term or provision of this Letter Agreement is held to be invalid, illegal or unenforceable by a court or other governmental entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement, which shall remain in full force and effect, and the Parties shall replace such term or provision with a new term or provision permitted by applicable law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

q.

Counterparts. This Letter Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

[Rest of page left intentionally blank.]

Sincerely yours,

ALIMERA SCIENCES, INC.

By:         /s/ Richard S. Eiswirth, Jr.

Name: Richard S. Eiswirth, Jr.

Title: Chief Executive Officer

The foregoing is hereby agreed to and accepted by:

SWK FUNDING LLC

By: SWK Holdings Corporation,

its sole Manager

By:          /s/ Joe D. Staggs
Name: Joe D. Staggs

Title: President and Chief Executive Officer